Exhibit 99.1

CONFERENCE CALL TRANSCRIPT

SAIA – Q1 2018 EARNINGS CONFERENCE CALL EVENT

DATE/TIME: April 27, 2018/10:00AM ET

CORPORATE PARTICIPANTS

Doug Col, Saia, Inc. – Treasurer

Rick O’Dell, Saia, Inc. – CEO, President and Director

Fritz Holzgrefe, Saia, Inc. – CFO, Executive Vice President and Secretary

CONFERENCE CALL PARTICIPANTS

Brad Delco, Stephens, Inc. – Analyst

Scott Group, Wolfe Research LLC – Analyst

Matthew Brooklier, Buckingham Research – Analyst

Todd Fowler, KeyBanc Capital Markets, Inc. - Analyst

Jason Seidl, Cowen & Co. LLC - Analyst

David Ross, Stifel, Nicolaus & Co., Inc. - Analyst

Willard Milby, Seaport Global Securities LLC - Analyst

Ravi Shanker, Morgan Stanley & Co. LLC - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and thank you for standing by. Welcome to the Saia, Inc., First Quarter 2018 Earnings Call. Today's conference is being recorded.

At this time, I'd like to turn the conference over to Mr. Doug Col. Please go ahead, sir.

Doug Col - Saia, Inc.

Thanks, Hanna. Good morning, everyone. Welcome to Saia's First Quarter 2018 Conference Call. Hosting today's call are Rick O'Dell, Saia's President and Chief Executive Officer; and Fritz Holzgrefe, our Executive VP of Finance and Chief Financial Officer.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and our actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

And I'm going to turn the call over to Rick O'Dell.

Rick O’Dell - Saia, Inc.

Good morning and thank you for joining us. This morning, we announced our first quarter 2018 financial results with diluted earnings per share of $0.80 compared to $0.44 in the first quarter of last year. The EPS comparison benefited by $0.03 from an alternative fuel tax credits for the full year of 2017 that was enacted in the first quarter of 2018. Robust shipment and tonnage growth coupled were continued pricing improvement translated into meaningful year-over-year operating results.

Key first quarter metrics are follows:

•	LTL shipments per workday rose 8.4%,
•	LTL tonnage per workday rose 12.2%,
•	LTL revenue per hundredweight increased 7.7%,
•	LTL revenue per shipment was up a 11.6%, and
•	the operating ratio improved by 160 basis points, and operating income was up 57%.

The first quarter marked the 31st consecutive quarter of year-over-year improvement in our reported LTL yield and contracts renewed in the first quarter included in average agreed upon price increase of 7.6%. The few other operating highlights from the quarter I'd like to mention before I turn things over to Fritz to review some financials results:

•	Weight per shipment increased by 3.6% to 1,355 pounds benefiting from continued strong industrial activity and also from our efforts to improve mix.
•	Length of haul grew by 5% to 837 miles attributed to our expanding geographic coverage.

•

Our cargo claims ratio of 0.88% worsened a bit from 0.75% in the first quarter. Our employee count is up about 10% compared to the first quarter of last year and as these newest associates again experience, we expect to see further improvement in our cargo claims ratio.

•

Purchased transportation miles in the first quarter were 10.9% of the total linehaul miles compared with 7.5% last year. This increase is being driven by volume growth as well as purchased transportation used about the network after weather related terminal closures.

With that, I'm going to go ahead and turn the call over to Fritz Holzgrefe to review our financial results.

Fritz Holzgrefe - Saia, Inc.

Thanks, Rick, and good morning, everyone. First quarter revenue of $393 million and was 21.6% higher than a year-ago benefiting from positive shipments tonnage and yield improvement as Rick mentioned and also from higher fuel surcharge revenue. Fuel surcharge revenue was 45% higher than in the first quarter last year.

Operating income grew 57% to $27.6 million compared to $17.5 million earned the first quarter of 2017. Our operating ratio of 93.0 was 160 basis points better than a year-ago.

A few of the key expense items which impact of the first quarter are as follows:

•	Salaries, wages and benefits rose 16.7% to $211 million in the first quarter reflecting our growing employee base as Rick mentioned and our wage increase of approximately 3% last July.
•	Fuel expense in the quarter rose 37% over last year, national average diesel prices were up roughly 17% compared to the first quarter last year and our miles in the quarter were up 12%.
•

Purchased transportation expense in the first quarter rose by 43.7% to $29.9 million was 7.6% of revenue versus 6.4% last year. PT usage was higher as Rick mentioned and the cost per mile was 14.6% higher driven primarily by truckload market conditions.

•	Outside maintenance and parts expense increase 10% in line with increase miles run by a tractor fleet versus last year's first quarter.
•	Claims and insurance expense in the quarter increased by 12.6% over the prior from a combination of higher premiums an increase in accident frequency.
•

Depreciation and amortization expense rose 14.7% to $23 million compared to $20.1 million in the prior year quarter. The increase reflects our continued investments in tractors, trailers, and forklifts.

•	Our effective tax rate was 20.2% for the first quarter of 2018 compared to 31% in the first quarter of 2017.
•	We expect our full-year tax rate to be 24% to 25%.

At March 31, 2018, total debt was $142.6 million. Net debt to total capital was 19%. This compares a total debt of $156.9 million in net debt to total capital of 24% at March 31, 2017.

Net capital expenditures in the first quarter were $52.1 million including equipment acquired with capital leases. This compares to $108.2 million of net capital expenditures in the first quarter of 2017.

For the full-year 2018, we expect net capital expenditures will be approximately $265 million, including investments in internal infrastructure improvements as well as continued investments made to lower the age of our tractor, trailer, and forklift fleets.

Now I'd like to turn the call back to Rick.

Rick O’Dell - Saia, Inc.

Thanks, Fritz. Saia is off to a really good start in 2018 and we have an eventful year ahead of us. In the first quarter, we opened two new terminals, one in Fort Worth, Texas. It's our third terminal in the Dallas metroplex and the 20th in the state of Texas, and it was opened in February.

In March, we opened a terminal in Scranton, Pennsylvania, our seventh terminal in Northeast, all opened within the past year. We will open our eighth Northeastern terminal later this summer in Pennsylvania, and we continue to advance multiple locations for additional terminal openings in the Northeast where we continue to target four to six terminal openings this year.

We will be opening our second terminal in the Seattle market later this quarter similar to the opening in Fort Worth. This second location in Seattle will allow us to be closer to the market and provide enhanced service to our customers. There is an added benefit in the new terminal opening release pressure on the existing facility and will benefit our hiring efforts as the location will allow us to draw from a different pool of candidates. As Fritz mentioned, our capital expenditures in 2018 are likely to approach $265 million, depending on the timing of some real estate transactions.

So in conclusion, the first quarter results were very positive from a growth and improved profitability standpoint. We look forward to continuing our growth and margin improvement in both new and existing markets as the year unfold.

With these comments, we are now ready to answer your questions.

QUESTIONS AND ANSWERS

Operator

Thank you. And we will take our first question from Brad Delco with Stephens.

Brad Delco

Good morning, Rick. Good morning, gentlemen.

Rick O'Dell

Good morning.

Brad Delco

First question. Rick, can you talk a little bit about PT, one of your competitors doesn't use a lot of PT, they do have a really good cargo claims ratio. Longer-term as you build up a network and get density in balance like you want, do you still think you're going to have at least some portion of your network using purchase transportation?

Rick O'Dell

Yes. I mean there are some sub-optimal purchase transportation, but it also does provide some enhanced capacity. There are some places where a truckload carrier could run into a head haul and we'd be running out empty and they could pick up a load that maybe efficient for them. So some of it is sub-optimal and create some capacity and some of it is optimal for us as well.

We use the rail when we have the weekend, et cetera to be able to meet our service standards and that's about 40% of those miles and that's a lower cost and lower cost opportunity there. So we see it as a mixed bag, right. To some extent you always want to control your own capacity and service quality, but some of the carriers are pretty efficient, and in some cases it makes sense for us. So I guess there's kind of a balance in there.

Brad Delco

Okay. But you're not necessarily saying the increase in cargo claims is a function of increased PT, you're not necessarily…

Rick O'Dell

No, it's really due to the kind of the new employees. The number of incremental dock employees. It just was a bit of deterioration and obviously we've been on a multi-year improvement to get the cargo claims ratio where it is. I still think it's a pretty good number and it was actually driven a bit more by kind of a cost per claim scenario as opposed to the frequency.

So I think from a customer satisfaction standpoint, we did.- It wasn't really much of deterioration, but we tend to report the number because we think it's pretty good in the industry. So we're providing that to both - obviously both from an investor standpoint as well as from a customer standpoint.

Brad Delco

Okay, and then maybe my other question. Saia, I think is pretty unique in the LTL industry. You're obviously growing adding capacity. Do you see any other smaller private carriers adding in - as much or trying to grow as aggressively as you guys are and maybe if you could just touch on what you think is happening with the overall LTL market?

Rick O'Dell

Yes, I think Southeastern has done some kind of slow expansion over the last year and a half or so, but nothing - I don't think they have a vision to be a nationwide and then ultimately maybe more of a North American type carrier like we would expect to do. So I'm not really aware of anyone who is pursuing the type of strategy that we have.

And then the markets are really good and we're working on yield enhancement. We have some enhanced service offering and we're working on business mix management as well try to target some shipments that have a better profile for us. And I think this is a very good environment for us to be doing that and it's being kind of - it's being well received.

Brad Delco

That makes sense. And then maybe last one, Fritz, I don't know do you give monthly tonnage update for April?

Fritz Holzgrefe

Not yet. So tonnage and this is our total LTL tonnage for April through yesterday up 10.1% and shipments are up 7.9%.

Brad Delco

And just to make sure I understand that, so I noticed you guys are separately reporting TL and LTL. So the 10.1%...?

Fritz Holzgrefe

It's all in -- both categories. Let me clarify for everybody kind of why we did that. Traditionally we had on our public releases; we would list TL, which is simply a weight break.

So that would indicate LTL tonnage that was in excess of 10,000 pounds and we felt like that created a little bit of confusion. People interpreted that as truckload and in fact it really is simply heavier weighted LTL shipment so of be consistent with other public folks, we consolidated in the single line.

What you historically would have seen as LTL and the TL breakouts we’re considering all one now. So the 10.1% I just gave you is a total all in – the old LTL and TL together.

Brad Delco

Okay, perfect. I just want to make sure I understood that. Congrats on good results. I'll get back in queue.

Rick O'Dell

Thanks Brad.

Operator

We'll go next to Scott Group with Wolfe Research.

Scott Group

Hey, thanks. Good morning, guys.

Rick O'Dell

Good morning.

Scott Group

Rick, just so we have, can you give us the monthly numbers for the first quarter on tonnage just ever apples-to-apples with the new…?

Fritz Holzgrefe

Sure, yes. So January is 13%, February plus 14.4% and March plus 10.2%, so full quarter plus 12.2% then.

Scott Group

Okay, great.

Fritz Holzgrefe

Would you like the shipments numbers too?

Scott Group

Sure.

Fritz Holzgrefe

Yes, so January plus 9.1%, February plus 10.7%, March plus 6.0%

Rick O'Dell

And Scott all of you guys - we have a data sheet that will - that goes back and provide the combination of basically our LTL business, the total tonnage. And we'll be happy to provide that you guys offline if you need it for your kind of modeling and looking back at history, so you have comp.

Scott Group

That's fantastic. Thank you. You always give us a little bit of color sort of how you're thinking about sequential margins for the second quarter - give us some thoughts there?

Rick O'Dell

Yes, I mean I think if you look at on average historically it's about 250 basis points better and I would just say given the current volume and yield environment, we expect to do a little bit better than that.

Scott Group

Okay. Great. And I think last quarter you talked about sort of 1.5 to 2 points of margin improvement for the year obviously you're right in the middle of that range in the first quarter. You still comfortable with that is for the year?

Rick O'Dell

Yes.

Scott Group

Great. And then just lastly for me pricing I think you said renewals up 7% so that's a step up from I think the 6% last quarter? Is there a ceiling at some point on this pricing or can it goes even higher than this and that's just a renewal number? How should we think about yields net a fuel rest of the year?

Rick O'Dell

Obviously we're seeing some increase in our weight per shipment which is kind of negative on the yield and then you got the offset right with the length of hauls going up. And then you know we're very focused on business mix management. It's a very positive yield environment and it's a tough driver market, we're paying $5,000 signing bonuses in places to attract drivers.

We just need to be properly compensated. You look at the capital expenditures that we have. Obviously it's an increasingly heavy technology oriented business, we have a wage increase coming up in July 1. So we're just very focused on the yield and margin opportunity and I think it's pretty meaningful. So I think it's a good environment very positive environment.

Scott Group

Okay. Great. And actually just trying to squeeze one more, the wage increase in July? Can you say what that percentage in what it was last year?

Fritz Holzgrefe

Yes, so Scott we're going to we approach just like we did in years past where it's market, it's kind of job category, market-to-market sort of analysis. So will be in a range of between 3% and 4% with drivers in some markets at the upper end maybe even a little bit above that kind of rate with an average kind of 3.5% and above for the whole company.

So it'll be kind of that basis if I go back a year we were sort of 3%, 3.5% on average across the Company a little bit higher obviously this year and again just to stress it's a market sort of base to view there. So that's why some markets are going to be a little bit higher we're going to be competitive. And it tends to be the highest end of our range of wage increases are going to be the driver and mechanics frankly in total.

Scott Group

Okay. Very helpful. Thank you, guys. Appreciate it.

Operator

We will go next to Matt Brooklier with Buckingham Research.

Matthew Brooklier

Hey, thanks and good morning. So I think you mentioned earlier in your prepared remarks that your purchased transportation cost did were a little bit higher given you know the incremental weather that we had in first quarter? Are you able to parse that out or talk to you know how much weather added to that particular expense line I'm just trying to think about things on a go forward basis.

Rick O'Dell

Yes, I mean I would think the weather was a little worse than it's been the last couple of years. They kind of similar size and I don't know about breaking that out for you. I don't know you know how we do that right. But we did we created some backlog because you had shut down and so picking up right in different places and then we need to move everything so we used some higher PT during that time period.

Fritz Holzgrefe

I would add that the cost per mile was as a point out almost 15% in total. Most of that being the truckload PT consistently we see in the market condition.

Matthew Brooklier

Okay. That's helpful. And then maybe if you could just talk to if you're seeing any incremental benefit in your heavyweight product from truckload spillover just seems like the truckload market gets tighter every month going forward and try to get your sense if you are seeing more volume opportunities. And I realize that you want to be very tricky in terms of how you choose that freight, but do you think there's more volume opportunities on the heavyweight side originating from the truckload market here?

Rick O'Dell

Yes. I think that's what happened, right. I mean the tighter the truckload market gets and then it from an availability standpoint I think what you see is people need capacity, and the truckload guys, instead of taking a truckload stop off type route, they will just ship it on the LTL because they can get a full load, make one stop and it improves their utilization I would think. So we are seeing that. And those kind of heavy weighted shipments are up, but almost twice the rate that our total shipments are up.

Matthew Brooklier

Okay. It sounds like you guys are seeing some benefit. That's all I got. Thank you.

Operator

We will go next to Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Great. Thanks. Good morning. Nice quarter. Did you give the percent of revenue? I think you've given this in the past couple of quarters that they came from the Northeast here in the first quarter?

Rick O'Dell

Yes. It's in the 7% to 8% range and it is running obviously over $100 million a year, and even in the month of April it stepped up again on a run rate basis. So we're having good success there. We are also working on repricing some business there now that we have cost and run rate. So it's positive on a number of fronts and I think at this point of time it's contributing positively to our margins from a contribution margin standpoint.

Todd Fowler

Perfect. I was going to ask the run rate standpoint from revenue and you provided that Rick. If you could I just want to follow-up on that last comment, so the freight that's coming in now, the incremental is on that approximates the overall book of business at this point?

Rick O'Dell

We're not quite there yet just because we're not that cost effective up there yet right. So as we get density in our routes, et cetera, I think we would expect the productivity to improve at a faster rate. So it's probably a little below what our average margins are, but what you have is now our overhead and fixed costs are being allocated over a bigger book of business, so from a costing standpoint the way we kind of look at different regions and whatnot the network. Some of the other ones are benefiting because I'm now allocating cost to the Northeast, but yes, contribution margin wise it's positive.

Todd Fowler

Okay. And then how do you think about what a normalized level of incremental margins for the business is at this point?

Rick O'Dell

I mean it's a bit of a mix. Are you just talking about volume - are you talking about volume in this yield environment? I mean there's a lot of moving parts right now, and I think the opportunities are obviously pretty significant.

Todd Fowler

I guess if you're bringing in new freight, what are you targeting from an incremental standpoint?

Rick O'Dell

20.

Todd Fowler

Okay. Good. That makes sense. And then just back to the pricing conversation, the 7.6 that you're experiencing here in the quarter, Rick, do you think that that's where the market's had or is that reflective of some of the targeted actions that you're able to take in some of the yield or mix opportunities that you have within your network?

Rick O'Dell

Yes. I mean our data shows that our yield is below the market. I think you guys could look at the same data and you'd probably find the same thing. Part of that is kind of where we are in the marketplace, right. I mean we grew up as a regional carrier and you had to compete with those regional good operating guys that build a lot of directs, et cetera. And so we play in that market still to a meaningful degree. And then we also are expanding our footprint, have a different value proposition, we've improved our service, our cargo claims ratio.

But as you try to improve your yield, some of its mix, right, because the customer may use you today because he's a price player. If I decide I'm not going to be in the price market anymore because it doesn't really work for me or I have to change him out with another customer, right. It doesn't just mean he's going to pay 14% more, right. So we're working through kind of this business mix management.

And the other thing you can say is that's not a direct line thing when you're in a network kind of high fixed cost business, so you want to stage that in, but the market is really good right now. We're evaluating unprofitable business or let's just say minimum type shipments that don't have the margin you might want, right even if it's an - this is called a 90% or 88% operating ratio.

I'd rather have 88% operating ratio on a $260 shipment than at 88% operating ratio on an $80 shipment right. It's just not enough money in today's environment. So we're kind of working through those opportunities and what I would say is I think the market is conducive to that and right now given the strength in the market and, the quality of our service, product and in expanded offering. So we're going to do it in a staged way and not take a bunch of risk.

I don't know you're seeing some other people who decide one day to get in this market the next day they're getting out of it and sometimes it doesn't always go the way you're in a network business the way you're modeling is - I'm really excited about the opportunity and with where we are as a company.

I think we're staging these actions and in a very appropriate manner. But given the strength of the market, we're also be in pretty aggressive with that and you can you see that with the contract renewals right.

Todd Fowler

Yes, look I mean the balance has been very good, I mean we've seen people push price at the expense of volume and you guys have been able to kind of walk in or balance that which has been very impressive and I'm guessing that the markets helping in doing that.

Do you still think on some comparable lanes, I think in the past you've said you've maybe as much as 10% or 15% below the market? Has that gap narrowed with the pricing actions that you've been able to do over the past several quarters or is it still kind of in that range at this point?

Rick O'Dell

It's still in that range. I mean you might call it 8 points or something right, but if you look at us, where we've been kind of leading from a yield standpoint, but other people are good and good yielding improvements as well. So it's not –we're like 20% of the way closing the gap maybe, so it's still the most meaningful opportunity that we have that plus capitalizing on the broadening network to get that fixed cost leverage that we were talking about.

Todd Fowler

Thanks a lot for the - all the thoughts this morning. Appreciate it.

Operator

We'll go next to Jason Seidl with Cowen.

Jason Seidl

Thank you, operator. Guys, talking to some shippers, it seems like the rails are already planning for peak season, months ahead of time. I was just wondering if you've taken any steps to talk to your shippers well ahead of time and more so than normal like that.

Rick O'Dell

Yes, I mean obviously I would comment to I mean we're doing that and we're also aggressively staffing for anticipated peak. We started earlier this year because of our confidence and the market and the growth that we know we're going to get from the Northeast expansion.

So it's probably like a little more training costs in the first quarter than we would have had in the past from a staffing standpoint, normally we wouldn't start kind of staffing for the peak until March, and we were hired every week start right through January.

So our own readiness in terms of capacity is improved. And then like you said we're having some serious conversations with customers and making sure that the capacity that we are paying for and staffing for, that we're being properly compensated for, especially in some of these more head haul tough markets like in the Pacific Northwest and into Colorado, head haul business down in Florida. We just had to make sure they were being compensated for the capacity that we're providing. So that's - but those conversations are obviously being had.

Jason Seidl

That's good color. Thank you. The other thing is more longer term, I mean obviously I think this market is a lot better than I think you would have envisioned it when you started the Northeast expansion plans. So I'm assuming your density level is ahead of schedule.

How do you think about the need to start adding your own facilities in terms of instead of like - owned ones instead of just renting them. As that stepped up and how should we look at that on a CapEx basis moving forward?

Fritz Holzgrefe

Jason, so I think when we have looked at our kind of longer-term CapEx. So this year obviously we've highlighted $265 and we're going to be focusing our real estate investments on what we would say are the strategic sort of assets that we want to and so the Fort Worth facility we added this quarter that's an owned asset, right.

We’ll as we see terminals in Northeast allow us to give us that runway to grow will or a strategic location owned those I think we pointed out that we bought the Laurel Maryland facility that was a well-positioned asset, great geography there that one's - there not having real estate between Baltimore and Washington and so it was a good location.

So I think you'll we're kind of prudent about that as we find assets that make long-term sense we're going to own them. I think we're going to see in our business going the next several years you're going to see is making real estate investments that bring us closer to the customer not only in the Northeast but in other markets. So Fort Worth the third terminal there that was - what that was about. So those are strategic investments, those are ones that we think differentiate us and they're ones of facilities that give us an opportunity to grow over time.

So while we don't think with that said the lease assets that we have currently, we don't necessarily view those as a drag or an overhead cost. I mean those are things you would we're paying market cap rates, but we're also in a position where those are ones that are effective for us. But if we find opportunities to be more strategic about it or have longer-term assets, we’ll do it.

Rick O'Dell

We also discern we bought Scranton, as well some of the properties we're looking at, will be purchases and then the - we have a contract on a break up there that we would expect to own as well. So yes, I mean we want to own the strategic assets and we're building a terminal in Indianapolis, some other areas we've built St. Louis. So I mean you see us kind of make we want to own those strategic assets when we can. I'll give you an example though. In our newer terminal it wasn't for sale right that the landlord didn't want to sell; it's a nice facility – 101 door, one of the other major competitors was and there were able to secure that under long-term lease. So this is just the market right.

Jason Seidl

All right. I always appreciate the time and nice quarter.

Rick O'Dell

Thanks.

Fritz Holzgrefe

Thanks.

Operator

We'll go next to David Ross with Stifel.

David Ross

Yes, good morning, gentlemen.

Rick O'Dell

Good morning, David.

Fritz Holzgrefe

Good morning, Dave.

David Ross

So if you talk a little bit about the average age of the fleet right now and where you want it. Fritz you mentioned that you're wanting to drive it down further, but how much further and are you going to get there by the end of this year?

Fritz Holzgrefe

Yes, we kind of like the average truck rate right around five years. So we're that we're pretty comfortable with that and we're pretty close to that right now. So as you as we expand you know will obviously continue to do the need to make fleet investments to maintain that average age. I think the big thing that I think I may have pointed out prior was the particularly our forklift fleet was something we were dissatisfied to the age.

So last year we really pushed that made a significant investment to bring that more in line with what we think the economic benefit of the average age and being able to maintain the forklifts. The trailer fleet we feel pretty good about as well. There's a little bit of an opportunity to bring that average age down but we feel like it's not to the appropriate balance of what reliability fuel efficiency and maintenance costs. And significantly all the safety investments that are on board.

David Ross

And then talking about the LTL business overall. Rick, could you give any color on I guess which industries regions might be doing better than others simply related to oilfield services or the energy business that was a big part of a few years ago and fill off is that come back with the higher oil prices and then how are you looking at business mix.

Fritz Holzgrefe

Yes, so David on that the Houston region which is kind of are we would consider a proxy for energy is going to outpace the growth of the Company here in the last first quarter so it's a little bit above the average. So it's returning closer not all the way to where it was in sort of 2014 but it is done well this year. So that but I think it's important to note across the Company there's really not a significant outlier, although that is above the average, it is the - we see pretty uniform growth.

Rick O'Dell

I would just comment on business mix as well. We are very focused on growth and kind of the smaller accounts that have a better yield profile generally and we're seeing some - we're having a lot of success there supporting new account opportunities as well as market penetration amongst our existing accounts for that segment, and again that's a plus too.

And then that it operates better, and you are not taking a big position with a big account going out with RFQs all the time as well. I mean we like our big accounts that operate well, but not all of them do, so you're always kind of work through that. Those larger customers tend to have more of a - sometimes a procurement, some of them have more of a procurement mentality, right, as opposed to partnership, relationship, logistics, opportunity, it's a mix.

David Ross

So how does that relate to the 3PL business because they typically bring a lot of smaller accounts, but they're treated more like a large account or you're able to by getting small account directly shrink your 3PL business or 3PL is still good partners as that business grow it?

Rick O'Dell

Well I mean we provided the assets. Today it's expensive to provide assets and drivers and they take a margin. I mean that's their business, right. So we are constantly evaluating that to make sure that the partnership relationship works. And quite frankly in environment like this, we're going through some pretty major repricing with them kind of like you would with other national account type profile business right.

David Ross

Yes. It makes lot of sense. Thank you very much.

Rick O'Dell

Thank you.

Operator

We'll go next to Willard Milby with Seaport Global.

Willard Milby

Good morning, everybody. If I can go back to the purchased transportation question and just going to ask it a little bit differently. Can you give us a sense of the percent of linehaul miles that are moving here in Q2 and - are you just talking about the step up maybe from Q1 that we normally see seasonally, and if that's maybe outside one direction or the other just given volumes and then also considering I guess what weather did in Q1?

Fritz Holzgrefe

Yes. So Willard we don't necessarily - we don't breakout the kind of step up surge. What we're seeing is that's kind of a more of a mix of business, kind of, challenge there and when we use PT. But if I look back at the quarter, we used roughly at the first quarter our PT percentage of the linehaul miles that came from truckload was right around 7% for the quarter. And if you add the rail and that would be about 4% from there.

Rick O'Dell

Yes. So about 11% of miles are purchased and…

Willard Milby

Okay. So looking at here and that's this quarter or Q2? Sorry, I missed that.

Fritz Holzgrefe

That was Q1. And if you look back over time, so if I were to go back to the prior quarters, it's really kind of driven about what that mix of business looks like, where it comes in the quarter. So it's really not always a consistent pattern quarter by quarter. One of the things that Rick pointed out earlier on the call was that we've been pretty focused on hiring, so that gives us an opportunity to optimize some of that. So that's why it's not necessarily a good predictor of what Q2 miles might look like because we're always taking action with that and at the same time freight patterns are changing.

Rick O'Dell

I would also comment, if some of the high cost PT lanes, right where let's just say for argument's sake, Dallas to Denver, Colorado. I mean that's a very high cost - either going to come back empty or you're going to pay high cost per mile. We have to make sure that business is being priced properly, if it is and we will keep buying the PT and moving the freight at a good margin, and if it's not then we adjust the pricing and then the customer doesn't take it, then we take the PT out. So managing a network like this is a little bit - it's part science, part art a little bit, right, when you're trying to predict what's going to happen.

Willard Milby

All right. Can you talk a little bit about maybe if your real state strategy has evolved from when you first set out expanding into the Northeast, and I think you're running into need to expand a terminal or two already in the Northeast has your view of what you want to I guess lease or own initially have this facilities kind of grown in size - in from what you thought you might do initially and can you talk a little about how that has evolved and what you kind of plan to do going forward with these initial facilities that you expand into?

Fritz Holzgrefe

Yes, I think I would say we're on our strategy or our plan with this. As we have entered these markets, there were - we knew that we would move sort of upsize the new work opportunities. So when we first entered that market, we leased a facility that would get us operating. And with the full view that we were going to move to a new or a larger more perhaps strategic location, so that's consistent with our plan.

As we look at facilities, Rick pointed out that we bought the Scranton facility that was well priced and gave us an opportunity to further penetrate the Pennsylvania market. So that was consistent with strategy, let's buy this one, price worked, good location, reaches our customers.

So I don't know that we would have altered that. We have continued to look for those properties that give us kind of a long-term what we would say advantage or the place that we could grow into. So those are - it really hasn't changed.

Willard Milby

I guess I'm still thinking initial leases though for the majority of early expansion, is that kind of the best way to think about?

Fritz Holzgrefe

I hate that to be kind of evasive on this. It's actually depends. So the Baltimore facility I mentioned, we had - there was a seller, it was an opportunity to buy. We're going to buy that one, because that's a great location.

Scranton was a good location. Newark, we would have liked to own it, but the - it wasn't for sale. So that one made sense for a lease that was the option we had. So I think it's going to be dependent on what the opportunity is.

Willard Milby

Okay, fair enough. Thanks for the time.

Operator

We'll go next to Ravi Shanker with Morgan Stanley.

Ravi Shanker

Good morning guys. Broader question on the macro there appears to be this emerging concern that the cycle may be looking peak-ish or may already have peaked in such and we may have seen a few very early data points, but then other data point remain robust.

I want to get a sense from your conversations with customers kind of how do you see things as they are right now. And also perhaps more importantly what kind of data points are you looking at maybe consider taking down the green flag and putting up the yellow flag on the overall cycle?

Rick O'Dell

I mean, we tend to kind of follow industrial production more than anything else. But I think - you in the market have way more data points than we do. So and our customer base is so diverse, I mean it's really you got one industry maybe killing that another one maybe seeing some signs. I don't know that we would have any more insight than you would have. Do you have any other comments, Fritz?

Fritz Holzgrefe

No, I think I would add that I think our strategy is yes we have there's an industrial emphasis in LTL that's long been there. But I think that a little bit of a differentiator for us is that we continue to find traction with our own growth initiatives around be it northeast expansion or further penetration in existing markets I mean that Fort Worth thing is an important addition for us.

We will add other two second terminals and other markets later this year. So for us the growth opportunity, our customers like our value proposition, so that continues to drive our - what our opportunity is.

Ravi Shanker

Great and as a follow-up are your growth plans agnostic to the macro if you do see a bit of a slowdown will you take your foot off the accelerator?

Fritz Holzgrefe

We could, that's the thing that we like about this expansion strategy that that we can manage this, right. So we started out a year-ago. We communicated that we're going to start with four terminals and if it accelerated or we saw opportunities we could dial it up with the accelerator or push the accelerator down and we did.

We added a couple terminals beyond the original four planned. Right now we feel pretty good about what we see and so we're still on the track to four to six in the northeast. So those are the strategies built around the ability for us to adjust up or down based on what we see in the market conditions.

Ravi Shanker

Great, thank you.

Operator

And it appears there are no further questions at this time. I'd like to turn the conference back over to Mr. O'Dell for any additional or closing remarks.

Rick O'Dell

Okay, great. Thanks for your interest in Saia today and again we're excited about the opportunity and expect and eventful year Saia for the remainder of this year. Thanks.

Fritz Holzgrefe

Thank you.

Operator

And that concludes today's conference. Thank you for your participation. You may now disconnect.